
                    Exhibit Number                                       Description


                    9(a)                              Service  Agreement  between  American  Skandia
                                                      Investment Services, Incorporated and Kemper
                                                      Life Insurance Company.



                                SERVICE AGREEMENT

      This SERVICE AGREEMENT, dated as of June 7, 1995 between Kemper Investors Life Insurance Company, ("KILICO") an Illinois insurance corporation having its principal offices and place of business at 1 Kemper Drive, T-1, Long Grove, IL 60049, and American Skandia Investment Services, Incorporated ("ASISI"), as Investment Advisor for the American Skandia Trust (the "Fund"), a Connecticut corporation having its principal office and place of business at One Corporate Drive, Shelton, CT 06484.

In consideration of the promises and mutual covenants set forth in this Service Agreement, KILICO and ASISI agree as follows:

      1. KILICO agrees to provide services to beneficial shareholders of Portfolios of the Fund ("Beneficial Holders") on behalf of ASISI, to the same extent ASISI is authorized to provide such services, including the following services:

             a)   responding  to inquiries  from  Beneficial  Holders  regarding  the  services  performed by KILICO or any affiliate of KILICO, as they relate to the Fund;

             b)   providing  information to ASISI and to Beneficial  Holders with respect to shares  beneficially  owned by
                  Beneficial Holders;

             c)   communicating  directly  with  Beneficial  Holders  concerning  the  Fund's  operations,   and  portfolio
                  composition and performance;

             d) including the Fund portfolios that are offered as underlying investment options for accounts that serve as investment vehicles for certain variable life and/or variable annuity contracts (the "Variable Insurance Contracts") and qualified plan funding agreements offered by KILICO, as well as relevant financial and performance data, in any software program currently available or proposed, that are or will be made available by KILICO to financial professionals that sell products or provide investment allocation services in relation to such products ("Portfolio Support Services");

             e)   updating any Portfolio Support Services and other printed portfolio information on a quarterly basis; and

             f)   providing such other similar  services in connection  with the Fund as ASISI may reasonably  request,  to the extent permitted under applicable statutes, rules and regulations.

      2. KILICO also agrees to consult, either directly or through one of its affiliates, with ASISI in connection with the design and implementation of shareholder servicing arrangements relating to shares issued by the Fund, including without limitation, sponsoring and/or participating in seminars and/or sales meetings relating to the distribution of shares of the Fund and servicing of Fund Portfolios.

      3. ASISI agrees to provide or arrange to provide, to KILICO, or its designated representative, with the portfolio information reasonably requested to support any Portfolio Support Services.

      4. ASISI recognizes KILICO as the sole legal shareholder of the shares of the Fund purchased pursuant to the Variable Insurance Contracts offered by KILICO. ASISI also recognizes that substantial savings in administrative and shareholder servicing support expenses will be derived by virtue of the Fund having a sole legal shareholder of such shares rather than multiple legal shareholders. These substantial savings to ASISI will be the result of KILICO's performing the services set forth in Paragraphs 1and 2 above. In consideration of the administrative and shareholder servicing support savings resulting from such arrangement, ASISI agrees to pay KILICO a fee (the "Portfolio Servicing Fee") calculated as a percentage of the average daily net asset value of all shares in Portfolios of the Fund purchased by KILICO, including such shares purchased through reinvestment of dividends and distributions, which fee shall be payable monthly. The current Portfolio Servicing Fee Schedule is set forth in Appendix A. The Portfolio Servicing Fee, which is payable ten (10) days after the end of a calendar month, shall be payable only so long as the portfolios of the Fund continue to be available as investment options for accounts that serve as investment vehicles for the Variable Insurance Contracts and qualified plan funding agreements offered by KILICO as set forth in Schedule A ("Investment Option(s)"). If a new portfolio of the Fund becomes available or ceases to be available as an Investment Option during a calendar month, the Portfolio Servicing Fee payable shall be pro-rated for the time period such portfolio was available as an Investment Option. Any Investment Option additions or deletions will be reflected in Schedule A. Fees described in this Paragraph 4 shall cease to accrue with respect to shares that are redeemed. Any overpayment of compensation and fees pursuant to this Paragraph 4 shall reduce amounts payable to KILICO in subsequent months. ASISI and KILICO agree that the services provided thereunder will be reviewed not less than annually. Neither ASISI nor KILICO will agree to waive any portion of the Portfolio Servicing Fee unless clearly mandated by law, without the consent and concurrence of the other, which consent and concurrence will not be unreasonably withheld.

      5. KILICO represents, warrants and covenants that it is a corporation organized under the laws of the State of Illinois, and has the authority, pursuant to such laws, to enter into and perform services under this Service Agreement, and that it may lawfully receive the Portfolio Servicing Fee under all applicable laws.

      6. ASISI represents, warrants and covenants that it is a corporation organized under the laws of the State of Connecticut, and has the authority, pursuant to such laws, to enter into and perform services under this Service Agreement, and that it may lawfully pay the Portfolio Se icing Fee under all applicable laws.

      7. ASISI agrees to indemnify and hold harmless KILICO and its officers, directors and each affiliated person of KILICO within the meaning of Section 2(a)(3) of the Investment Company Act of 1940, as amended (collectively, the "KILICO Indemnified Parties"), from any and all loss, liability and expense resulting from willful misfeasance, bad faith or gross negligence, or by reason of the reckless disregard of the respective obligations and duties of the ASISI Indemnified Parties, as defined below, under this Service Agreement, or breach of a representation, warranty or covenant contained in paragraph 6, except to the extent such loss, liability or expense is the result of (a) the breach of a representation, warranty or covenant contained in paragraph 5 hereof, or (b) the willful misfeasance, bad faith or gross negligence of any of the KILICO Indemnified Parties in the performance of their respective duties, or by reason of the reckless disregard of respective obligations and duties of the KILICO Indemnified Parties under this Service Agreement.

      8. KILICO agrees to indemnify and hold harmless ASISI and it officers, directors and each affiliated person of ASISI within the meaning of Section 2(a)(3) of the Investment Company Act of 1940, as amended (collectively, the "ASISI Indemnified Parties"), from any and all loss, liability and expense resulting from willful misfeasance, bad faith or gross negligence, or by reason of the reckless disregard of the respective obligations and duties of the KILICO Indemnified Parties under this Service Agreement, or breach of a representation, warranty or covenant contained in paragraph 5, except to the extent such loss, liability or expense is the result of (a) the breach of a representation, warranty or covenant contained in paragraph 6 hereof, or b) the willful misfeasance, bad faith or gross negligence of any of the ASISI Indemnified Parties in the performance of their respective duties, or by reason of the reckless disregard or respective obligations and duties of the ASISI Indemnified Parties under this Service Agreement.

     9. Either party may terminate this Service Agreement on six (6) months' written notice to the other party. Any notice shall be sufficiently given when sent by registered or certified mail to KILICO at

                  Kemper Investors Life Insurance Company
                  1 Kemper Drive
                  Long Grove, IL 60049
                  Attention: General Counsel

or to ASISI at:

                  American Skandia Investment Services, Incorporated One Corporate Drive
                  P.O. Box 883
                  Shelton, Connecticut 06484-0883
                  Attention: Mr. Thomas M. Mazzaferro
                  Telecopy Number: (203) 929-8071

or to such other address furnished to the other party pursuant hereto.

      10.In the event that ASISI ceases to act as Investment Advisor for the Fund, this Service Agreement will terminate at the option of KILICO on thirty
(30) days written notice. This Service Agreement is terminable immediately upon notice by one party to another upon (a) dissolution or bankruptcy of either party, (b) a material breach of this Service Agreement by either party, or (c) termination of the Participation Agreement, dated June 1996, between the parties and the Fund.

      11.ASISI, unless otherwise objecting, agrees that an affiliate of KILICO may provide any of the services set forth in paragraphs 1and 2, subject to KILICO's reasonable and good faith determination that its affiliate will provide such services in a manner consistent with this Agreement.

      12.No waiver by either party of any provision of this Service Agreement shall operate as, or be construed as, a waiver of any subsequent breach thereof, or waiver of any other provision of this Service Agreement.

      13.In the event that any provision of this Service Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Service Agreement and such provision, to the extent that the rights and mutual obligations of the parties hereto are not materially adversely affected, shall be deemed to be severable therefrom.

      14.Except as set forth in Paragraph 11, neither this Service Agreement nor any rights or obligations hereunder shall be assignable by either ASISI or KILICO without prior written consent of the other party thereto.

      15.KILICO and ASISI agree to attempt to resolve any dispute that may arise under the Service Agreement amicably between themselves. If such discussions fail to result in an amicable settlement, then the parties shall arbitrate such dispute in Shelton, Connecticut. Each party shall select on arbitrator from among the business community familiar with the type of business conducted by ASISI and KILICO, and such two arbitrators shall select a third arbitrator. The American Arbitration Association rules shall govern the procedures to be followed. However, arbitration shall not be under the auspices of the American Arbitration Association.

      16.This Service Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the State of Connecticut.

      17.This Service Agreement may be amended or modified in whole or in part only by a written Service Agreement executed by both parties.

IN WITNESS WHEREOF, the parties to this Service Agreement have caused this Service Agreement to be executed by their authorized officers as of the day and year first above written.

                     KEMPER INVESTORS LIFE INSURANCE COMPANY


                 By:___________________________________________
                              Authorized Signature


                  Print Name:__________________________________


                 Print Title:__________________________________


                           AMERICAN SKANDIA INVESTMENT
                             SERVICES, INCORPORATED

                    BY:______________________________________
                              Authorized Signature

                    Print Name:______________________________


                   Print Title:_______________________________

                                   APPENDIX A


                        Portfolio Servicing Fee Schedule


The breakpoints listed below are determined by the total value of portfolio shares of the Fund owned by KILICO. The annual fee is listed as a percentage of that value, and is calculated in accordance with Paragraph 4 of the Service Agreement. Each annual fee, as listed below, is paid only on those assets which exceed the indicated breakpoint,

                                              Breakpoint (Millions)                                              Annual Fee
                                              ---------------------                                              ----------
                                                     $0 - $49.9                                                  0.00%
                                                     $50.0 - $99.9                                               0.10%
                                                     $100.0 - $499.99                                            0.15%
                                                     $500.0 - +                                                  0.20%



                                                        SCHEDULE A

Investment Options                                          Fund Portfolios
Founders Capital Appreciation Portfolio                     Founders Capital Appreciation Portfolio
Berger Capital Growth Portfolio                             Berger Capital Growth Portfolio
JanCap Growth Portfolio                                     JanCap Growth Portfolio
Lord Abbett Growth and Income Portfolio                     Lord Abbett Growth and Income Portfolio
INVESCO Equity Income Portfolio                             INVESCO Equity Income Portfolio
T. Rowe Price International Equity Portfolio                T. Rowe Price International Equity Portfolio
T. Rowe Price Asset Allocation Portfolio                    T. Rowe Price Asset Allocation Portfolio
PIMCO Limited Maturity Bond Portfolio                       PIMCO Limited Maturity Bond Portfolio
PIMCO Total Return Bond Portfolio                           PIMCO Total Return Bond Portfolio
